Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

May 6, 2024

CERo Therapeutics Holdings, Inc.

201 Haskins Way, Suite 230

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on May [۰], 2024 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), of the offer and sale from time to time of (a) by the selling securityholders covered by the Registration Statement (the “Selling Securityholders”), (x) up to 35,773,704 shares of the Company’s common stock (the “Selling Securityholder Shares”), par value $0.0001 per share (“Common Stock”), including up to (i) 2,055,709 shares of Common Stock issued to certain stockholders of CERo Therapeutics, Inc. (“Legacy CERo”) for their portion of the merger consideration in connection with the consummation of the business combination between Legacy CERo, Phoenix Biotech Acquisition Corp. (“PBAX”) and PBCE Merger Sub. (the “Business Combination”); (ii) 20,080,000 shares of Common Stock issuable upon the conversion of shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), purchased by certain investors pursuant to the Amended and Restated Securities Purchase Agreement, dated as of February 14, 2024, by and among Legacy CERo, Phoenix Biotech Acquisition Corp. (“PBAX”) and such investors (the “First Securities Purchase Agreement”); (iii) 1,252,000 shares of Common Stock issuable upon the conversion of shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated as of March 29, 2024, by and among the Company and such investors (the “Second Securities Purchase Agreement”); (iv) 3,171,246 shares of Common Stock initially issued to Phoenix Biotech Sponsor, LLC (the “Sponsor”) in a private placement concurrently with PBAX’s initial public offering (the “Initial Public Offering”) and distributed to its members in a distribution-in-kind immediately prior to the Business Combination; (v) 1,000,000 shares of Common Stock issued to the Sponsor, which are subject to forfeiture upon the vesting of certain earnout shares; (vi) 1,649,500 shares of our Common Stock issued to certain third-party vendors and service providers; and (vii) 185,004 shares of Common Stock issued to certain investors other than the Sponsor in a private placement concurrently with the Initial Public Offering; and (y) up to 6,380,245 shares of Common Stock (“Selling Securityholder Warrant Shares”), including up to (i) 324,999 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, that were converted from Legacy CERo warrants in connection with the Business Combination (the “Rollover Warrants”); (ii) 612,746 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock sold to certain investors in the PIPE Financing (the “PIPE Investors”) pursuant to the First Securities Purchase Agreement (the “Common Warrants”) or transferees of such Common Warrants who acquired such Common Warrants from the lead investor in the PIPE Financing in consideration for purchasing shares of Series B Preferred Stock pursuant to the Second Securities Purchase Agreement; (iii) 5,000,000 shares of Common Stock issuable upon the exercise of warrants (the “Preferred Warrants”) to purchase shares of our Series A Preferred Stock sold to certain PIPE Investors pursuant to the First Securities Purchase Agreement and conversion of the underlying shares of Series A Preferred Stock into Common Stock; and (iv) 442,500 shares of Common Stock issuable upon the exercise of private placement warrants (the “Private Placement Warrants” and, together with the Rollover Warrants, the Common Warrants and the Preferred Warrants, the “Private Warrants”) to purchase shares of our Common Stock, at an exercise price of $11.50 per share, that were originally sold in a private placement concurrently with the Initial Public Offering, and (b) by the Company, up to 8,750,000 shares of Common Stock (the “Public Warrant Shares”) reserved for issuance upon the exercise of warrants (the “Public Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth in numbered paragraphs 2 and 3, we have assumed that before the Public Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of the Public Warrant Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Selling Securityholder Warrant Shares have been duly authorized and, when issued upon exercise of the Private Warrants in accordance with the terms of the Private Warrants, will be validly issued, fully paid and nonassessable.

3. The Public Warrant Shares have been duly authorized and, when issued upon exercise of the Public Warrants in accordance with the terms of the Public Warrants, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP